Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-115206

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS

$325,000,000

Delta Air Lines, Inc.

2 7/8% Convertible Senior Notes due 2024 and the
Common Stock Issuable Upon Conversion of the
2 7/8% Convertible Senior Notes due 2024

     This prospectus supplement relates to the resale by the selling securityholders listed below of 2 7/8% Convertible Senior Notes due 2024 of Delta Air Lines, Inc., and the shares of common stock of Delta Air Lines, Inc. issuable upon the conversion of the stock. You should read this prospectus supplement together with the prospectus dated May 18, 2005, which is to be delivered with this prospectus supplement.

     On pages 35-37 of the prospectus, there is a table (the “Selling Securityholder table”) that lists: (i) each person selling the notes and the common stock in connection with the prospectus (the “Selling Securityholders); and (ii) the principal amount of notes and the number of shares of common stock beneficially owned by each such Selling Securityholder.

This prospectus supplement amends the Selling Securityholder table as follows:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold	Percentage of Common Stock Outstanding

Highbridge International LLC	$20,000,000	6.15%	1,472,212	*
Satellite Asset Management, LP	$77,850,000	23.95%	5,730,585	*

     The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

The date of this prospectus supplement is July 12, 2005.